UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Rent-A-Center, Inc.

(Exact name of registrant as specified in its charter)

Delaware	45-0491516
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5501 Headquarters Drive Plano, Texas (Address of principal executive offices)	75024 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Share Purchase Right	The Nasdaq Global Select Market, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable.

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

This Form 8-A/A is filed by Rent-A-Center, Inc. (the “Company”) to reflect the expiration of the preferred share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on March 28, 2017.

Item 1. Description of the Registrant’s Securities to Be Registered.

On February 27, 2018, the Company entered into Amendment No. 1 to Rights Agreement (the “Amendment”) with American Stock Transfer & Trust Company, LLC (the “Rights Agent”), which amended that certain Rights Agreement (the “Rights Agreement”) dated as of March 28, 2017, between the Company and the Rights Agent. The Amendment accelerated the expiration date of the Rights Agreement from March 28, 2020 to February 27, 2018, such that, as of the close of business on February 27, 2018, the Rights expired and the Rights Agreement was effectively terminated. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired.

The foregoing is a summary only and does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which document is included as an exhibit in Item 2 below and is incorporated into this Item 1 by reference.

Item 2. Exhibits.

Exhibit No.	Description

4.1	Rights Agreement, dated as of March 28, 2017, between Rent-A-Center, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to Rent-A-Center, Inc.’s Current Report on Form 8-K filed on March 28, 2017)

4.2	Amendment No. 1 to Rights Agreement, dated February 27, 2018, between Rent-A-Center, Inc., and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to Rent-A-Center, Inc.’s Current Report on Form 8-K filed on February 28, 2018)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

RENT-A-CENTER, INC.

Date: February 28, 2018	By:	/s/ Dawn M. Wolverton
	Name:	Dawn M. Wolverton
	Title:	Vice President – Assistant General Counsel and Secretary